                               Exhibit 10.41

                                 AMENDMENT

     THIS AMENDMENT ("Amendment") is entered into as of the 2nd day of July, 1998 by and among Deutsche Financial Services Corporation, as Agent and a Lender ("Agent") the other Lender signatories hereto ("Lenders") and Government Technology Services, Inc. ("Borrower").

                                 RECITALS

     Agent, Lenders (and/or their successors by assignment, as applicable) and Borrower are parties to that certain Second Amended and Restated Business Credit and Security Agreement dated as of July 28, 1997 (as amended from time to time, the "Credit Agreement"). Capitalized terms used but not defined herein shall have the meanings given them in the Credit Agreement. National Bank of Canada ("NBC"), a Lender, has delivered written notice of its intention not to renew its Commitment for the one-year renewal period which would commence on July 28, 1998. In connection with: (i) such termination by NBC, (ii) the purchase by Fleet Capital Corporation ("Fleet") of a Commitment in the Total Credit, as described more fully herein, and (iii) certain other amendments to the Credit Agreement, as described more fully herein; Borrower, Fleet, Lenders and Agent now desire to amend certain provisions of the Credit Agreement on and subject to the terms hereof.

     NOW, THEREFORE, in consideration of the forgoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.  Amendment Effective Date; Settlement.

          (i) Notwithstanding anything herein to the contrary, this Amendment shall only become effective (the "Amendment Effective Date") when
(a) the Borrower, the Agent, each Lender and Fleet shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile transmissions) the same to Agent at its address indicated in the Credit Agreement, and (b) Fleet shall have delivered to the Agent for the account of the Lenders, an amount equal to Fleet's relevant Pro Rata Share of the principal amount of the outstanding Loans and any accrued and unpaid interest under the Credit Agreement.

          (ii) Upon such acceptance and recording by the Agent, and payment of the amounts described above, from and after the Amendment Effective Date, the Agent shall make all payments under the Credit Agreement in respect of Fleet's interest acquired hereby (including, without limitation, all payments or principal, interest and fees (if applicable) with respect thereto) to Fleet as a Lender.

     2. NBC. As of the Amendment Effective Date, NBC shall no longer be a Lender under the Credit Agreement and the other Loan Documents. Agent and NBC shall have, on or prior to the Amendment Effective Date, settled all balances and other issues necessary towards elimination of NBC's Commitment and other related matters.

     3.  Fleet.

          (i) As of the Amendment Effective Date, Fleet shall be and become a Lender under the Credit Agreement and the other Loan Documents, in the amount and on such terms as set forth herein and therein. Fleet hereby:
(a) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and to become a Lender; (b) agrees that it will, independently and without reliance upon the Agent, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

          (ii) Neither Agent or any Lender makes any representation or warranty to Fleet and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other Loan Document.

          (iii) Fleet's address for notice purposes under the Credit Agreement shall be as follows:

          Address: 6060 J.A. Jones Drive
                   Suite 200
                   Charlotte, NC  28287
          Attn:    Sharon Garner
          Fax No.: (704) 553-6738

          Fleet's wiring instructions are as follows:

          Bank:               Fleet Bank
          ABA Routing No.:    011 900 571
          Account No.:        936-933-7552
          Reference:          GTSI

     4. Commitments; Pro Rata Shares. Upon the Amendment Effective Date, each Lender and Fleet agrees and confirms that its Commitment under the Credit Agreement shall be as set forth on Exhibit A, attached hereto and incorporated herein, which Exhibit A shall also amend the Credit Agreement regarding the subject matter thereof. Each Lender and Fleet hereby agrees that upon the Amendment Effective Date, its Commitment and corresponding Pro Rata Share shall be determined in accordance with Exhibit A hereto.

     5. Amendments to Credit Agreement. Upon the Amendment Effective Date, the Credit Agreement shall be amended as follows:

     (i) "Seasonal Reduction Period". The term "Seasonal Reduction Period" is hereby deleted from Section 2 of the Credit Agreement and each and every reference to such term therein and in any other Loan Document, is also deleted in its entirety.

     (ii) Seasonal Periods. The following new defined terms are hereby inserted into Section 2 of the Credit Agreement:

     "'First Seasonal Period' shall mean the period from February 1 through April 30 in any calendar year.

     'Second Seasonal Period' shall mean the period from May 1 through June 30 in any calendar year.

     'Third Seasonal Period' shall mean the period from July 1 through September 30 in any calendar year.

     'Fourth Seasonal Period' shall mean the period from October 1 in any calendar year through January 31 in the immediately succeeding calendar year."

     (iii)  Majority Lenders. The definition of "Majority Lenders" in
Section 2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

     "'Majority Lenders' shall mean, at any date of determination thereof, Lenders having Commitments representing at least 51% of the aggregate Commitments at such time: provided, however, that if any Lender shall be in breach of any of its obligations hereunder to Borrower or Agent, including any breach resulting from its failure to honor its Commitment in accordance with the terms of this Agreement, then, for so long as such breach continues, the term 'Majority Lenders' shall mean Lenders (excluding each Lender that is in breach of its obligations hereunder) having Commitments representing at least 51% of the aggregate Commitments at such time."

     (iv) Credit Facility. The introductory paragraph to Section 3 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

          "3. CREDIT FACILITY. In consideration of Borrower's payment and performance of its Obligations and subject to the terms and conditions contained in this Agreement, the Lenders agree to provide, and Borrower agrees to accept, an aggregate credit facility of up to:

               (i) Fifty Million Dollars ($50,000,000) during the First Seasonal Period;

               (ii) Thirty Million Dollars ($30,000,000) during the Second Seasonal Period;

               (iii) Fifty Million Dollars ($50,000,000) during the Third Seasonal Period; and

               (iv) Seventy-Five Million Dollars ($75,000,000) during the Fourth Seasonal Period;

     (collectively, the 'Total Credit'), on and subject to the terms hereof (the 'Credit Facility')."

     (v) Borrowing Base. Section 3.2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

          "3.2 Borrowing Base. On receipt of each Borrowing Base Certificate in form and substance acceptable to Agent, which shall be delivered with each Notice of Borrowing and at least weekly (the 'Borrowing Base Certificate'), Agent will credit Borrower with eighty percent (80%) of the net amount of the Eligible Accounts which are, absent error or other discrepancy, listed in such Borrowing Base Certificate minus the face amount of all letters of credit issued or guaranteed by an LC Guarantying Lender, minus any reserves established pursuant to Section 3.12 hereof (the 'Borrowing Base'). For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, discounts (which may, at Agent's option, be calculated on shortest terms), credits, rebates, allowances, or excise taxes of any nature at any time issued, owing claimed by Account Debtors, granted, outstanding, or payable in connection with such Accounts at such time."

     (vi) Interest; Calculation. Section 3.3(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

               "(a) Interest Calculation. Borrower will pay interest on the Daily Contract Balance (as defined below) at a rate equal to the LIBOR Rate (Reserve Adjusted) plus two and forty-five one-hundredths percent (2.45%) per annum. Commencing with the fiscal quarter of Borrower ending September 30, 1998 and each quarter thereafter, if Borrower's financial statements delivered to Agent pursuant to Section 3.11(e)(i) hereof or Borrower's 10Q Reports in the form delivered to the Securities Exchange Commission, as applicable, for such quarter indicate Borrower's achievement of all of its financial covenants as set forth in Section 9.3 hereof, then from and after delivery of such financial statements showing achievement of such amounts and provided Borrower is not in Default hereunder, the rate of interest described above will be reduced to (or maintained at, as applicable), the LIBOR Rate (Reserve Adjusted) plus two and twenty-five one-hundredths percent (2.25%) per annum. If, however, such financial statements indicate Borrower has failed to achieve all of the financial covenants set forth in Section 9.3 for such quarter, the rate of interest described above will be increased to (or maintained at, as applicable), the LIBOR Rate (Reserve Adjusted) plus two and forty-five one-hundredths percent (2.45%) per annum. Such interest will: (i) be computed based on a 360 day year; (ii) be calculated with respect to each day by multiplying the Daily Rate (as defined below) by the Daily Contract Balance; and (iii) accrue from the date Agent authorizes any Electronic Transfer (as defined in Section 3.3(b) below) or otherwise advances a Loan to or for the benefit of Borrower, until Agent receives full payment of the Obligations Borrower owes the Lenders in good funds and Agent applies such payment to Borrower's principal debt in accordance with the terms of this Agreement. The 'Daily Rate' is the quotient of the applicable annual rate provided herein divided by
     360. The 'Daily Contract Balance' is the amount of outstanding principal debt which Borrower owes Lenders on the Loans at the end of each day (including the amount of all Electronic Transfers authorized) after Agent has credited payments which it has received on the Loans."

     (vii) Administration Fee. Section 3.4(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

          "(b) Administration Fee. Borrower agrees to pay DFS, for DFS' own account, for its services in acting as Agent hereunder, an annual administration fee (the 'Administration Fee') in an amount equal to Seventy Five Thousand Dollars ($75,000). The Administration Fee shall be payable monthly, in arrears, in equal installments of $6,250, and due pursuant to the applicable billing statement. Absent manifest error, once received by DFS, no Administration Fee shall be refundable by DFS for any reason, including early termination of this Agreement."

     (viii) Unused Line Fee. Section 3.4(e) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

          "(e) Unused Line Fee. To the extent the unused amount of the Credit Facility exceeds thirty-three percent (33%) of the Total Credit, Borrower agrees to pay Agent for the account of all Lenders an unused line fee of three-hundred twenty-five one thousandths of one percent (.325%) per annum on the daily average of the unused amount of the Total Credit during the term of this Agreement and any renewal term. Such unused line fee shall be payable monthly in arrears and due pursuant to the applicable billing statement. Such unused amount of the Credit Facility in any month shall mean the difference between the Total Credit and the average Daily Contract Balance during such month."

     (ix) Letter of Credit Guarantees. Section 3.17(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

          "(a) If requested to do so by Borrower, any Lender may, in its sole discretion, for its own account, upon prior written notice to Agent, execute a guaranty by which such Lender shall guaranty the payment or performance by Borrower of its reimbursement obligation with respect to letters of credit issued for Borrower's account by another Person (such Lender being referred to as an 'LC Guarantying Lender'); provided, however, that in no event shall any Lender be obligated to guarantee any such letter of credit if: (i) Borrower's obligations in respect of all such letters of credit then outstanding in the aggregate exceed $5,000,000, or (ii) if the expiry date of any such letter of credit shall or may under any circumstances occur on or after the last day of the then-current term of this Agreement. Borrower shall be absolutely and unconditionally liable to reimburse such LC Guarantying Lender on demand for any liability such LC Guarantying Lender may incur in connection with the issuance of any such letters of credit or guarantees, and Borrower assumes all risks in connection therewith. Borrower's obligation to reimburse any LC Guarantying Lender hereunder may, at such LC Guarantying Lender's option upon prior written notice to Agent, be funded by the making of a Loan with the proceeds disbursed solely to such LC Guarantying Lender, and in any case shall remain an Obligation of Borrower, secured by the Collateral. All documentation pursuant to which such transactions are consummated shall be delivered to Agent and shall be deemed Loan Documents hereunder."

     (x) Collection Days. Section 5.5 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

          "5.5 Collection Days. Notwithstanding anything herein to the contrary: (a) all cash, checks, instruments and other items of payment, solely for purposes of determining the occurrence of a Default or whether there is availability for any Loans, shall be applied against the Obligations on the Business Day of receipt thereof by Agent (if prior to 12:00 noon Eastern Standard Time); and (b) solely for purposes of interest calculation hereunder, all amounts received by Agent prior to 12:00 noon Eastern Standard Time will be credited by Agent to Borrower's account one (1) Business Day after Agent's receipt of notification from Borrower that good funds have been deposited into the collection account established hereunder."

     (xi) Capital Expenditures. Section 9.2.9 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

          "9.2.9 Capital Expenditures. Borrower will not make, or commit to make, any expenditure for capital improvements (including, without limitation, capitalized leases) or the acquisition of capital goods in excess of: (a) for the calendar year ending December 31, 1998, Six Million Dollars ($6,000,000), and (b) for each calendar year thereafter, One Million Seven Hundred Thousand Dollars ($1,700,000)."

     (xii) Financial Covenants. Section 9.3.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

          "9.3.1  Amounts.  Borrower agrees that it will:

     (a) at all times maintain a Tangible Net Worth plus Subordinated Debt in the combined amount of not less than the amount shown below for the period corresponding thereto:

               Period                                Amount
          ----------------------------------------------------

          Calendar quarter ending 3/31/98         $38,000,000

          Calendar quarter ending 6/30/98         $40,000,000

          Calendar quarter ending 9/30/98         $45,000,000

          Calendar quarter ending 12/31/98
          and each calendar quarter thereafter    $47,000,000;

     (b) at all times maintain a ratio of Debt minus Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than the amount shown below for the period corresponding thereto:

               Period                                Ratio
          ----------------------------------------------------

          Calendar quarter ending 3/31/98         4.0 to 1.0

          Calendar quarter ending 6/30/98         3.0 to 1.0

          Calendar quarter ending 9/30/98         5.0 to 1.0

          Calendar quarter ending 12/31/98
          and each calendar quarter thereafter    3.5 to 1.0;

     (c) at all times maintain a ratio of Current Assets to current liabilities of not less than the amount shown below for the period corresponding thereto:

               Period                               Ratio
          ----------------------------------------------------

          Calendar quarter ending 3/31/98         1.2 to 1.0

          Calendar quarter ending 6/30/98         1.2 to 1.0

          Calendar quarter ending 9/30/98         1.1 to 1.0

          Calendar quarter ending 12/31/98
          and each calendar quarter thereafter    1.2 to 1.0

     (d) for the fiscal year of Borrower ending December 31, 1998, and each and every fiscal year thereafter, Borrower shall achieve net income, before giving effect to provisions for income taxes, of at least Two Million Dollars ($2,000,000.00)."

     (xiii) Successor Agent. Section 13.8 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

          "13.8 Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to each Lender and Borrower. Upon any such resignation, the Majority Lenders, after prior consultation with (but without having to obtain consent of) each Lender, shall have the right to appoint a successor Agent which shall be (i) a Lender, (ii) a United States based affiliate of a Lender, or
     (iii) a commercial bank that is organized under the laws of the United States or of any State thereof which has a combined capital surplus of at least $100,000,000 (or any asset based lending affiliate of any such bank) and is reasonably acceptable to Borrower (and for purposes hereof, any successor to DFS shall be deemed acceptable to Borrower); provided, however, if there exists a Default or any event which, but for the passage of time or notice, or both, would be a Default, then there shall be no such obligation to seek or obtain Borrower's acceptance. Upon the acceptance by a successor Agent of an appointment as an Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent without further act, deed or conveyance, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 13 (including the provisions of Section 13.5 hereof) shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Notwithstanding anything to the contrary contained in this Agreement, any successor by merger or acquisition of the stock or assets of DFS shall continue to be Agent hereunder unless such successor shall resign in accordance with the provisions hereof."

     (xiv) Assignments. Sections 14.17 (a) and (b) of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

          "(a) Assignments. Each Lender shall have the right, subject to the further provisions of this Section 14.17, to sell, assign, or negotiate all or any part of its interest in the Credit Facility, Loans, and other rights and obligations under this Agreement and related documents (such transfer, an 'Assignment') to any commercial lender, other financial institution or other entity acceptable to Agent and, provided no Default exists or there exists no event which, but for the passage of time or notice, or both, would be a Default, Borrower (which consent of Borrower shall not be unreasonably withheld) (an 'Assignee'). Upon such Assignment becoming effective as provided in Section 14.17(b), the assigning Lender shall be relieved from the portion of the Credit Facility, obligations to indemnify the Agent and other obligations hereunder to the extent assumed and undertaken by the Assignee, and to such extent the Assignee shall have the rights and obligations of a 'Lender' hereunder. Notwithstanding the foregoing, unless otherwise consented to by Agent, (i) each Assignment shall be of a constant, and not a varying, percentage of the assigning Lender's interest in the Credit Facility, (ii) each Assignment shall be in a principal amount of not less than $9,500,000 in the aggregate for all Loans and interest in the Credit Facility assigned unless the Assignee shall, prior to such Assignment, already be a Lender or an Assignee having an original interest in the Credit Facility in excess of $9,500,000, (iii) such Assignee shall pay to DFS, for DFS' own account, an administration and processing fee of $10,000, and (iv) each Assignment shall be documented by an agreement between the assigning Lender and the Assignee in a form acceptable to Agent (an 'Assignment and Assumption Agreement').

          (b) Effectiveness of Assignments. An Assignment shall become effective hereunder when all of the following shall have occurred:
     (i) any consents to such Assignment which may have been required as provided in Section 14.17(a) above have been obtained, unless the Assignee is already a Lender under this Agreement, (ii) the Assignee shall have submitted the relevant Assignment and Assumption Agreement, or other document in which the Assignee shall have agreed in writing, among other things, to have irrevocably assumed and undertaken the transferred portion of the assigning Lender's obligations hereunder (including without limitation the obligations to indemnify the Agent hereunder and to comply with Section 14.29), to the Agent with a copy for the Borrower, and shall have provided to the Agent information the Agent shall have reasonably requested to make payments to the Assignee, and (iii) the assigning Lender and the Agent shall have agreed upon a date upon which the Assignment shall become effective. Upon the Assignment becoming effective, the Agent shall forward all payments of interest, principal, fees and other amounts that would have been made to the assigning Lender, in proportion to the percentage of the assigning Lender's rights transferred, to the Assignee."

     (xv) Section 3.11(e)(vii). Section 3.11(e)(vii) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

     "(vii) The President or Chief Financial Officer of Borrower will certify to Agent within 45 days after the end of each fiscal quarter, or more often if reasonably requested by Agent, that to the best of his knowledge, after reasonable inquiry, Borrower is in compliance with the Financial Covenants as set forth in Section 9.3 hereof, in a form acceptable to Agent in its sole discretion;"

     (xvi) Ineligible Accounts Amendment. Subsection "(m)" in the definition of "Ineligible Accounts" in Section 2 of the Credit Agreement is hereby deleted in its entirety.

     (xvii)  Obligations Amendment. The definition of "Obligations" in
Section 2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following new definition:

     "'Obligations' shall mean all liabilities and indebtedness of any kind and nature whatsoever now or hereafter arising, owing, due or payable from Borrower (and/or any of its Subsidiaries and Affiliates) to the Lenders, whether primary or secondary, joint or several, direct, contingent, fixed or otherwise, secured or unsecured, or whether arising under this Agreement or any other Loan Document now or hereafter executed by Borrower (or any of its Subsidiaries or Affiliates). Obligations will include, without limitation, any third party claims against Borrower (or any of its Subsidiaries or Affiliates) satisfied or acquired by the Agent or a Lender. Obligations will also include all obligations of Borrower to pay: (a) any and all sums reasonably advanced by the Agent or a Lender to preserve or protect the Collateral or the value of the Collateral or to preserve, protect, or perfect Agent's security interests in the Collateral; (b) in the event of any proceeding to enforce the collection of the Obligations after a Default, the reasonable expenses of retaking, holding, preparing for sale, selling or otherwise disposing of or realizing on the Collateral, or expenses of any exercise by Agent or the Lenders of their rights, together with reasonable attorneys' fees, expenses of collection and court costs, as provided in the Loan Documents; and (c) any other indebtedness or liability of Borrower to the Agent or a Lender arising under this Agreement or any other Loan Document, whether direct or indirect, absolute or contingent, now or hereafter arising."


     6. No Claims. Borrower acknowledges that there are no existing claims, defenses (personal or otherwise) or rights of setoff or recoupment whatsoever with respect to any of the Loan Documents. Borrower agrees that this Amendment in no way acts as a release or relinquishment of any Liens or other rights in favor of Agent or any Lender.

     7. Miscellaneous. Except to the extent specifically amended herein, all terms and conditions of the Credit Agreement and the other Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. Borrower waives notice of Agent's and each Lender's acceptance of this Amendment. Agent and each Lender reserves all of their respective rights and remedies under the Credit Agreement and other Loan Documents.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.


GOVERNMENT TECHNOLOGY SERVICES, INC.


By:  /s/ Stephen L. Waechter
    --------------------------------
Name: Stephen L. Waechter
Title: CFO



DEUTSCHE FINANCIAL SERVICES CORPORATION, as Agent and a Lender

By:  /s/ Greg Ledington
    ------------------------------------
Name: Greg Ledington
Title: Regional Vice President



CRESTAR BANK, a Lender             CONGRESS FINANCIAL CORPORATION,
                                     a Lender

By:  /s/ Robert L. Offut           By:  /s/ Keith Holler
    -----------------------            ---------------------------
Name: Robert L. Offut              Name: Keith Holler
Title: Vice President              Title: Assistant Vice President
Date: 7/2/98                       Date: 7/2/98


FLEET CAPITAL CORPORATION, a Lender

By:  /s/ Sharon J. Garner
    -----------------------
Name: Sharon J. Garner
Title: Vice President
Date: 7/2/98

                        CONSENT AND ACKNOWLEDGMENT

     The undersigned Guarantor hereby acknowledges and consents to the terms of the foregoing Amendment, and does hereby ratify and confirm its Guaranty in all respects.

FALCON MICROSYSTEMS, INC.


By:  /s/ Stephen L. Waechter
    -------------------------
Name: Stephen L. Waechter
Title: CFO
Date: 7/2/98

                               EXHIBIT  A



Lender                         First                Second             Third                Fourth
(Pro                           Seasonal            Seasonal            Seasonal            Seasonal
 Rata                           Period              Period              Period              Period
 Share)                       Commitment          Commitment          Commitment          Commitment
                             (Feb-Apr)            (May-June)        (July-Sept)          (Oct-Jan)
--------------------------------------------------------------------------------------------------
DFS
(42.00%)                 $21,000,000         $12,600,000         $21,000,000         $31,500,000

Crestar
(12.67%)                 $ 6,335,000         $ 3,801,000         $ 6,335,000         $ 9,500,000

Congress
(12.67%)                 $ 6,335,000         $ 3,801,000         $ 6,335,000         $ 9,500,000

Fleet
(32.66%)                 $16,330,000         $ 9,698,000         $16,330,000         $24,500,000
--------------------------------------------------------------------------------------------------
Total of
Commitments              $50,000,000         $30,000,000         $50,000,000         $75,000,000
                         ===========         ===========         ===========         ===========